Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BANYAN RAIL SERVICES INC.

Banyan Rail Services Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, in action by unanimous written consent dated August 5, 2013, duly adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), declaring said amendment to be advisable and stating that said amendment be presented to the stockholders of the Corporation for their consideration. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, as set forth below, the Board hereby proposes that a new Section (e) be added to the end of Article Third of the Certificate of Incorporation to effectuate a one-for-five reverse stock split (the “Reverse Stock Split”) of the Corporation’s common stock, with each share that would otherwise be converted into a fractional share as a result of the Reverse Stock Split rounded to the nearest whole share:

“(e) Reverse Stock Split. Each outstanding share of Common Stock as of September 12, 2013 (the “Split Date”) shall be exchanged for 1/5 of a share of Common Stock. Each certificate that prior to the Split Date represented shares of Common Stock shall then represent the number of shares of Common Stock into which such shares are split hereby; provided, however, that each person holding of record a stock certificate or certificates that prior to the Split Date represented shares of Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of shares of Common Stock to which such person is entitled. No new certificates representing fractional shares will be issued. Instead, each share of stock that would otherwise be converted into fractional shares as a result of the stock split will be rounded to the nearest whole share.”

SECOND: That, thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, said amendment of the Corporation’s Certificate of Incorporation was duly adopted by written consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote on the matter.

THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware; and

FOURTH: That the capital of the Corporation shall not be reduced by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly elected officer on the 12th day of September 2013.

Banyan Rail Services Inc.

/s/ Christopher J. Hubbert
By: Christopher J. Hubbert
Its: Secretary